Exhibit 99.1

TUCOWS INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2009

TORONTO, November 11, 2009 — Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the third quarter of 2009 ended September 30, 2009. All figures are in U.S. dollars.

Summary Financial Results

(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Sept. 30, 2009 (unaudited)	3 Months Ended Sept. 30, 2008 (unaudited)	9 Months Ended Sept. 30, 2009 (unaudited)	9 Months Ended Sept. 30, 2008 (unaudited)
Net Revenue	20,496	20,147	60,610	59,309
Net Income (Loss)	5,051	(71)	10,495	1,056
Net Income (Loss)/Share	0.07	(0.00)	0.15	0.01
Cash Flow from Operations	82	(102)	3,586	2,595

Summary of Revenue and Cost of Revenue before Network Costs

(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Sept. 30, 2009 (unaudited)	3 Months Ended Sept. 30, 2008 (unaudited)	3 Months Ended Sept. 30, 2009 (unaudited)	3 Months Ended Sept. 30, 2008 (unaudited)
OpenSRS:
Domain Services (Traditional Domain Registration)	15,098	13,688	12,326	11,016
Email Services	842	1,517	103	162
Other Services	1,109	1,104	412	403
Total OpenSRS Services	17,049	16,309	12,841	11,581

YummyNames (Domain Portfolio Services)	1,782	1,265	218	183
Hover (Retail Services)	1,204	2,071	493	558
Butterscotch (Content Services)	461	502	26	5
Total	20,496	20,147	13,578	12,327

“Throughout 2009, we have consistently delivered solid financial results, driven by the strong performance of our OpenSRS wholesale business, the initiatives we have undertaken to improve other components of our business, and the success of our efforts to improve our cost structure,” said Elliot Noss, President and CEO of Tucows.  “Fundamentally, our business is strong and we are performing very well operationally.  Amidst a weakening Internet services environment, our strong competitive position, supported by continuing improvements to our OpenSRS platform, has enabled us to grow new registrations in excess of industry performance.  All of this continues to position us well for the remainder of 2009 and beyond.”

Net revenue for the third quarter of 2009 was $20.5 million compared with $20.1 million for the third quarter of 2008.

Net income for the third quarter of 2009 was $5.1 million, or $0.07 per share, compared with a net loss of $71,000, or less than $0.01 per share, for the third quarter of 2008. Net income for the third quarter of 2009 benefitted from other income of $1.9 million generated by receipt of the third and final payment related to the sale of the Company’s equity stake in Afilias, as well as a gain on foreign exchange of $1.9 million (inclusive of a mark-to-market gain of $1.9 million) compared to a loss on foreign exchange of $0.7 million (inclusive of a mark-to-market loss of $0.5 million) for the third quarter of 2008.  In addition, because the Company is no longer subject to state taxes in certain jurisdictions, it has amended its tax rate payable in connection with its deferred tax liability resulting in an income tax recovery of $0.4 million in the third quarter of 2009.

Deferred revenue at the end of the third quarter of fiscal 2009 was $56.5 million, an increase of 4% from $54.4 million at the end of the third quarter of fiscal 2008 and a slight decrease from $56.9 million at the end of the second quarter of fiscal 2009.

Cash and cash equivalents at the end of the third quarter of fiscal 2009 were $8.2 million compared with $2.7 million at the end of the third quarter of fiscal 2008 and $7.4 million at the end of the second quarter of fiscal 2009. This increase in cash compared with the second quarter of 2009 is primarily the result of the receipt of the $2.0 million payment related to the sale of the Company’s equity stake in Afilias last year, which was partially offset by the repayment of $479,000 of the Company’s bank loan and the use of $570,000 for the repurchase of shares under the Company’s second modified “Dutch auction” tender offer, which concluded in July of this year.  Cash flow from operations for the quarter was $82,000 and was impacted by a change in non-cash working capital related to the timing of payables and receivables of $1.5 million, the result of the receipt of $0.5 million in receivables shortly after quarter end and the payment of $1.0 million in certain payables to comply with changes in the Company’s relationships with certain suppliers.

Conference Call

Tucows will host a conference call today, Wednesday, November 11, 2009 at 5:00 p.m. ET to discuss the Company’s third quarter fiscal 2009 results. To access the conference call via the Internet, go to http://tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-640-1917 or 1-877-289-8525 and enter the pass code 4171862 followed by the pound key. The telephone replay will be available until Wednesday, November 18, 2009 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About TucowsTucows is a global Internet services company. OpenSRS manages over 9 million domain names and millions of email boxes through a reseller network of over 9,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

This news release contains, in addition to historical information, forward-looking statements related to such matters as our business, including the price per share at which Tucows will purchase shares and the level of under subscription. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information: Lawrence Chamberlain, The Equicom Group for Tucows Inc., (416) 815-0700 ext. 257, lchamberlain@equicomgroup.com